Law Offices of Paul, Hastings, Janofsky & Walker LLP
                              345 California Street
                      San Francisco, California 94104?2635
                            Telephone (415) 835?1600
                            Facsimile (415) 217?5333
                              Internet www.phjw.com



                                           _____________, 1998


(415) 835B1600
27217.91123
       www.phjw.com



Professionally Managed Portfolios
479 West 22nd Street
New York, NY 10011

    Re:      James C. Edwards Equity Masters Fund

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"),in connection with post-Effective Amendment to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendment") and including Post-Effective Amendment #56, relating to the issuance by the Trust of an indefinite number of no par value shares of beneficial interest (the "Shares") of James C. Edwards Equity Masters Fund (the "Fund"), a series of the Trust.

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion on the following:

    (a) the Trust's Agreement and Declaration of Trust dated February 17, 1987 (filed with the Commonwealth of Massachusetts Secretary of State on February 24, 1987, as amended May 20, 1988 (filed on September 16, 1988) and April 12, 1991 (filed on May 31, 1991) (as so amended, the "Declaration of Trust"), as certified to us by an officer of the Trust as

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             being true and complete and in effect on the date hereof;

    (b) the By-laws of the Trust certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

    (c) resolutions of the Trustees of the Trust adopted at a meeting on October 23, 1998 authorizing the establishment of the Fund and the issuance of its Shares.

    (d)      the Post-Effective Amendment; and

    (e) certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the Massachusetts General Laws and the case law interpreting such Chapter as reported in the Annotated Laws of Massachusetts (Aspect Law & Business, supp. 1998). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

We note that, pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable to partners for the obligations or liabilities of the Trust. However, we also note that
Article VIII, Section 1 of the Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust or the Portfolio (as such term is defined in the Declaration of Trust) shall look only to the assets of the Trust of the Portfolio for payment therefor, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust or the Portfolio may include a notice that such instrument was executed on behalf of the Trust or the Portfolio and that the obligations of such instruments are not binding upon any of the shareholders of the Trust or the Portfolio individually, but are binding only on the assets and property of the Trust.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the

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


Shares will be issued and sold for cash or other valid consideration at the per share public offering price on the date of their issuance in accordance with statements in the Fund's Prospectus included in the Post-Effective Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, then it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Post-Effective Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to the (i) reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendment, and (ii) the filing of this opinion as an exhibit to the Post-Effective Amendment.
                                             Sincerely yours,



                                          Paul, Hastings, Janofsky & Walker LLP


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